EXHIBIT 99

Investor Contact:	Media Contact:
Matt Garth	Monica Orbe
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Matthew.Garth@alcoa.com	Monica.Orbe@alcoa.com

Alcoa Announces Executive Appointments

Karl Tragl Assumes Leadership of Alcoa Engineered Products and Solutions

Tim Myers to Lead Alcoa Transportation and Construction Solutions

NEW YORK, May 12, 2016 – Lightweight metals leader Alcoa (NYSE:AA) today announced that Karl Tragl, Group President of Transportation and Construction Solutions (TCS), has been appointed Group President of Engineered Products and Solutions (EPS), succeeding Olivier Jarrault, effective May 16. Jarrault will leave Alcoa after working with Tragl to ensure a smooth transition.

Prior to joining Alcoa in February, Tragl was Chief Executive Officer of Bosch Rexroth, a $6 billion (€5.4 billion) automation solutions company with 31,000 employees in 80 countries. During his six years as CEO, he delivered sustainable profitable growth through innovation and significant operational improvements, while optimizing the portfolio through key acquisitions and divestitures.

“Karl is the ideal leader to drive the future profitable growth of EPS,” said Klaus Kleinfeld, Alcoa Chairman and Chief Executive Officer. “He is an execution-focused leader with a deep technology and engineering background and a strong track record of operational and financial success. Karl is the right executive for this pivotal role as we launch Arconic in the second half of 2016.”

Tragl has held roles at Siemens, including Business Unit President in the Automation Drives Group. He began his career as an engineer at the German Aerospace Research Center. Tragl holds a degree in physics from Friedrich-Alexander University, in Germany, and was awarded a Ph.D. in electrical engineering from the University of Kaiserslautern, in Germany.

Kleinfeld thanked Jarrault for his 14 years of service to Alcoa. “Olivier’s focus on operational excellence and productivity successfully increased the profitability of Alcoa’s downstream businesses. He has played an important role in the transformation of EPS into an aerospace solutions leader.”

Succeeding Tragl as Group President of TCS is Tim Myers, currently President of Alcoa Wheel and Transportation Products (AWTP). In this new role, Myers’ responsibilities will include oversight of AWTP and Alcoa Building & Construction Systems, both leaders in innovating aluminum solutions within their respective markets.

Under Myers’ leadership, AWTP has become a highly innovative business with significant market share and fast-growing international operations. Prior to his 18 years with AWTP, Tim held automotive commercial roles for Alcoa Mill Products and Alcoa Forged Products. He started his Alcoa career as an automotive applications engineer and prior to joining Alcoa was a product design engineer for Ford Motor Company.

“During his 25-year Alcoa career, Tim has successfully combined breakthrough product and process technology development with a deep commercial orientation to create value for our customers and for Alcoa,” said Kleinfeld. “That winning approach will be key to driving greater profitable growth in the commercial transportation and building and construction markets for Alcoa today, and for Arconic tomorrow.”

Myers holds a Bachelor’s of Science in Mechanical Engineering and an MBA from the University of Michigan.

About Alcoa

A global leader in lightweight metals technology, engineering and manufacturing, Alcoa innovates multi-material solutions that advance our world. Our technologies enhance transportation, from automotive and commercial transport to air and space travel, and improve industrial and consumer electronics products. We enable smart buildings, sustainable food and beverage packaging, high-performance defense vehicles across air, land and sea, deeper oil and gas drilling and more efficient power generation. We pioneered the aluminum industry over 125 years ago, and today, our approximately 58,000 people in 30 countries deliver value-add products made of titanium, nickel and aluminum, and produce best-in-class bauxite, alumina and primary aluminum products. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow us on Facebook at www.facebook.com/Alcoa.